UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

Migo Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-5278NY	94-3334052
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

555 Twin Dolphin Drive, Suite 650 Redwood City, California	94065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 232-2600

____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1            Registrant’s Business and Operations

Item 1.01             Entry into a Material Definitive Agreement.

On October 19, 2006, Migo Software, Inc. (the "Company") signed a Letter of Intent (LOI) to acquire substantially all of the assets of StompSoft, Inc., including its entire line of software titles and its retail web store located at www.stompsoft.com. StompSoft is a privately owned manufacturer of backup, system utility and online security/privacy software located in Irvine, California.

The Company expects to pay consideration of up to $6.35 million for the acquisition, including $500,000 in cash, $2.5 million in the form of a convertible subordinated note, up to $350,000 in debt assumption to also be converted into a convertible subordinated note, and up to a maximum of $3.0 million in royalties for the sale of StompSoft products during the 18-month period following closing.

Although the transaction is expected to close as early as fourth quarter 2006, the transaction remains subject to negotiation of a mutually agreeable definitive acquisition agreement, the satisfactory completion of an audit of StompSoft's financial statements for the years ended December 31, 2004 and 2005, the satisfactory completion of the Company's due diligence review, approval by StompSoft's stockholders, consents of customers, partners and other third parties contracting with StompSoft and other customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Migo Software, Inc. has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2006	MIGO SOFTWARE, INC.

By: /s/ Richard Liebman Name: Richard Liebman Title: Chief Financial Officer